Exhibit 99.1

Contacts:

Kimberly J. McWaters Chief Executive Officer and President Universal Technical Institute, Inc. (623) 445-9500	Valerie Monaco PR Manager Universal Technical Institute, Inc. (623) 445-0841

Universal Technical Institute Announces Departure of Director

PHOENIX, Jan. 14, 2008 – Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced that Kevin P. Knight has decided not to stand for re-election as a director of the Company at UTI’s 2008 Annual Shareholders Meeting on February 27, 2008, at which time Mr. Knight’s three-year term as a director will expire. The Company’s Nominating and Corporate Governance Committee has initiated a search for a replacement to fill the vacant director position.

“We are fortunate to have received the benefit of Kevin’s knowledge of the transportation industry. Kevin has provided significant contributions in his years of service as a Director and we thank him for his leadership and dedication,” said John C. White, Chairman of the Company’s Board of Directors. “It has been a privilege and a pleasure to serve as a director of UTI these past few years. I greatly value my time on the Board and wish the company continued success in the future. Although I have decided to reduce my time commitments outside of my role as CEO at Knight Transportation, I look forward to a continued relationship with UTI as an employer of its skilled diesel graduates,” said Kevin Knight, CEO of Knight Transportation, Inc.

About Universal Technical Institute
Universal Technical Institute Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance to differ materially from the performance discussed in the forward-looking statements. Factors that could affect the company’s actual performance include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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